The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these notes has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these notes, nor are they soliciting an offer to buy these notes, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 24, 2024

Citigroup Global Markets Holdings Inc.	June---, 2024 Medium-Term Senior Notes, Series N Pricing Supplement No. 2024-USNCH22308 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

Autocallable Market-Linked Notes Linked to the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index Due July 2, 2025

Overview

▪	The notes offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the notes do not pay interest. Instead, the notes offer the potential for a positive return at maturity, subject to potential automatic early redemption on the terms described below. Your return on the notes will depend on the performance of the worst performing of the underlyings specified below.
▪	The notes will be automatically redeemed prior to maturity if, on any scheduled trading day during the observation period specified below, the closing value of any underlying is less than or equal to its autocall barrier value specified below. If the notes are automatically redeemed, you will be repaid the stated principal amount of your notes and you will not receive any positive return on your investment.
▪	If the notes are not automatically redeemed prior to maturity and the worst performing underlying on the final valuation date appreciates from its initial underlying value to its final underlying value, you will receive a positive return at maturity equal to that appreciation multiplied by the upside participation rate, subject to the maximum return at maturity specified below. However, if the notes are not automatically redeemed prior to maturity and the worst performing underlying on the final valuation date remains the same or depreciates, you will be repaid the stated principal amount of your notes at maturity but will not receive any return on your investment.
▪	In exchange for these features, investors in the notes must be willing to forgo any dividends with respect to the stocks that constitute any underlying. If the notes are automatically redeemed or the final underlying value of the worst performing underlying on the final valuation date is less than or equal to its initial underlying value, you will not receive any positive return on your investment in the notes. Even if you do receive a positive return at maturity, there is no assurance that your total return at maturity on the notes will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity.
▪	You will be subject to risks associated with each of the underlyings and will be negatively affected by adverse movements in any one of the underlyings.
▪	In order to obtain the exposure to the worst performing underlying that the notes provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Underlyings:	Underlying	Initial underlying value*	Autocall barrier value**
Nasdaq-100 Index® (ticker symbol: “NDX”)
Russell 2000® Index (ticker symbol: “RTY”)
S&P 500® Index (ticker symbol: “SPX”)
*For each underlying, its closing value on the pricing date **For each underlying, 80.00% of its closing value on the pricing date
Stated principal amount:	$1,000 per note
Pricing date:	June 27, 2024
Issue date:	July 2, 2024
Final valuation date:	June 27, 2025, subject to postponement if such date is not a scheduled trading day or certain market disruption events occur.
Maturity date:	July 2, 2025
Automatic early redemption:	If, on any scheduled trading day during the observation period, the closing value of the worst performing underlying is less than or equal to its autocall barrier value, the notes will be automatically called on that scheduled trading day for redemption on the third business day immediately following that scheduled trading day for an amount in cash equal to $1,000 per note. If the notes are automatically redeemed, they will cease to be outstanding, and you will no longer have the opportunity to participate in the appreciation of the worst performing underlying on the final valuation date at the upside participation rate.
Observation period:	The period from but excluding the pricing date to but excluding the scheduled final valuation date, excluding any day on which a market disruption event has occurred
Payment at maturity:	If the notes have not previously been redeemed, you will receive at maturity, for each note you then hold, the $1,000 stated principal amount plus the note return amount, which will be either zero or positive.
Note return amount:

▪     If the final underlying value of the worst performing underlying on the final valuation date is greater than its initial underlying value: $1,000 × the underlying return of the worst performing underlying on the final valuation date × the upside participation rate, subject to the maximum return at maturity

▪     If the final underlying value of the worst performing underlying on the final valuation date is less than or equal to its initial underlying value: $0

Upside participation rate:	100%
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	17331U2Y2 / US17331U2Y23
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per note:	$1,000.00	$5.00	$995.00
Total:	$	$	$

(Key Terms continued on next page)

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the notes on the pricing date will be at least $938.00 per note, which will be less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-03-09 dated March 7, 2023	Underlying Supplement No. 11 dated March 7, 2023

Prospectus Supplement and Prospectus each dated March 7, 2023

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

KEY TERMS (continued)
Maximum return at maturity:	$70.50 per note (7.05% of the stated principal amount). If the notes are not automatically redeemed and the worst performing underlying appreciates, the payment at maturity per note will not exceed the stated principal amount plus the maximum return at maturity.
Worst performing underlying:	On any date, the underlying with the lowest underlying return determined as of that date
Final underlying value:	For each underlying, its closing value on the final valuation date
Underlying return:	On any date, for each underlying, the percentage change in the closing value of such underlying from the pricing date to that date, calculated as follows: (i) its closing value on such date minus its initial underlying value, divided by (ii) its initial underlying value

Additional Information

General. The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing values of the underlyings will be determined and about adjustments that may be made to the terms of the notes upon the occurrence of market disruption events and other specified events with respect to the underlying. The accompanying underlying supplement contains information about the underlyings that is not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Closing Value. The closing value of each underlying on any date is its closing level on that date, as described in the accompanying product supplement.

PS-2

Citigroup Global Markets Holdings Inc.

Hypothetical Payment at Maturity

The diagram below illustrates your payment at maturity for a range of hypothetical underlying returns of the worst performing underlying on the final valuation date, assuming the notes are not automatically redeemed prior to maturity.

Investors in the notes will not receive any dividends with respect to the stocks included in any underlying. The diagram and examples below do not show any effect of lost dividend yield over the term of the notes. See “Summary Risk Factors—You will not receive dividends or have any other rights with respect to the underlyings” below.

Market-Linked Notes Payment at Maturity Diagram

The examples below are intended to illustrate how, if the notes are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performing underlying on the final valuation date. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what your actual payment at maturity on the notes will be. Your actual payment at maturity will depend on the actual final underlying values. For ease of analysis, figures have been rounded.

The examples below are based on a hypothetical initial underlying value of 100 for each underlying and do not reflect the actual initial underlying values. For the actual initial underlying values, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the notes work. However, you should understand that your actual payment at maturity on the notes will be calculated based on the actual initial underlying values, and not the hypothetical values indicated below.

Underlying	Hypothetical initial underlying value
Nasdaq-100 Index®	100
Russell 2000® Index	100
S&P 500® Index	100

Example 1—Upside Scenario A. The final underlying value of the worst performing underlying on the final valuation date is 105 (a 5% increase from its initial underlying value), which is greater than its initial underlying value.

PS-3

Citigroup Global Markets Holdings Inc.

Underlying	Hypothetical final underlying value	Hypothetical underlying return
Nasdaq-100 Index®*	105	5%
Russell 2000® Index	130	30%
S&P 500® Index	150	50%

* Worst performing underlying

Payment at maturity per note = $1,000 + the note return amount

= $1,000 + ($1,000 × the underlying return of the worst performing underlying on the final valuation date × the upside participation rate, subject to the maximum return at maturity)

= $1,000 + ($1,000 × 5% × 100%, subject to the maximum return at maturity)

= $1,000 + $50, subject to the maximum return at maturity

= $1,050

In this scenario, the worst performing underlying on the final valuation date appreciated by 5% from its initial underlying value to its final underlying value, and the underlying return of the worst performing underlying is less than the maximum return at maturity. As a result, your total return at maturity in this scenario would be 5%.

Example 2—Upside Scenario B. The final underlying value of the worst performing underlying on the final valuation date is 150 (a 50% increase from its initial underlying value), which is greater than its initial underlying value.

Underlying	Hypothetical final underlying value	Hypothetical underlying return
Nasdaq-100 Index®	170	70%
Russell 2000® Index*	150	50%
S&P 500® Index	180	80%

* Worst performing underlying

Payment at maturity per note = $1,000 + the note return amount

= $1,000 + ($1,000 × the underlying return of the worst performing underlying on the final valuation date × the upside participation rate, subject to the maximum return at maturity)

= $1,000 + ($1,000 × 50.00% × 100%, subject to the maximum return at maturity)

= $1,000 + $500, subject to the maximum return at maturity

= $1,070.50

In this scenario, the worst performing underlying on the final valuation date has appreciated from its initial underlying value to its final underlying value, but the underlying return of the worst performing underlying exceeds the maximum return at maturity. As a result, your total return at maturity would be limited to the maximum return at maturity, and an investment in the notes would underperform a hypothetical investment providing 1-to-1 exposure to the appreciation of the worst performing underlying without a maximum return at maturity.

Example 3—Par Scenario. The final underlying value of the worst performing underlying on the final valuation date is 90 (a 10% decrease from its initial underlying value), which is less than its initial underlying value.

Underlying	Hypothetical final underlying value	Hypothetical underlying return
Nasdaq-100 Index®	115	15%
Russell 2000® Index	130	30%
S&P 500® Index*	90	-10%

* Worst performing underlying

Payment at maturity per note = $1,000 + the note return amount

= $1,000 + $0

= $1,000

In this scenario, the worst performing underlying on the final valuation date depreciated from its initial underlying value to its final underlying value. As a result, your payment at maturity per note would equal the $1,000 stated principal amount per note and you would not receive any positive return on your investment.

PS-4

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with each underlying. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may not receive any return on your investment in the notes. If the closing value of any underlying on any scheduled trading day is less than or equal to its autocall barrier value, then the notes will be automatically redeemed and you will not receive any positive return on your investment. If the final underlying value of the worst performing underlying on the final valuation date is less than or equal to its initial underlying value, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, even if you do receive a positive return at maturity, there is no assurance that your total return on the notes will be as great as could have been achieved on a conventional debt security of ours of comparable maturity. The notes are not appropriate for investors who require interest payments or the certainty of a positive return on their investment.

▪	The notes may be automatically redeemed on any scheduled trading day during the observation period. If the closing value of the worst performing underlying on any scheduled trading day during the observation period is less than or equal to its autocall barrier value, the notes will be automatically redeemed. If the notes are automatically redeemed, they will cease to be outstanding and you will no longer have the opportunity to participate in the performance of the worst performing underlying on the final valuation date. Under these circumstances, you will be repaid the stated principal amount of your notes but you will not receive any positive return on your investment.

▪	Your potential for positive return from appreciation of the worst performing underlying is limited. If the notes are not automatically redeemed prior to maturity, the return potential of the notes in the event that the final underlying value of the worst performing underlying is greater than its initial underlying value is limited by the maximum return at maturity, even if the worst performing underlying appreciates by significantly more than the maximum return at maturity. If the worst performing underlying appreciates by more than the maximum return at maturity, the notes will underperform an alternative investment providing 1-to-1 exposure to the performance of the worst performing underlying. When lost dividends are taken into account, the notes may underperform an alternative investment providing 1-to-1 exposure to the performance of the worst performing underlying even if the worst performing underlying appreciates by less than the maximum return at maturity.

▪	Although the notes provide for the repayment of the stated principal amount at maturity or upon any automatic redemption, you may nevertheless suffer a loss on your investment in real value terms. This is because inflation may cause the real value of the payment at maturity or upon automatic redemption to be less at maturity or redemption than the real value of the stated principal amount of the notes at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return at a market rate. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	The probability that the closing value of any underlying will be less than its autocall barrier value on any scheduled trading day during the observation period or on the final valuation date will depend in part on the volatility of, and correlation between, the underlyings. “Volatility” refers to the frequency and magnitude of changes in the values of the underlyings. “Correlation” refers to the extent to which the underlyings tend to increase or decrease at similar times and by similar magnitudes. In general, the greater the volatility of the underlyings, and the lower the correlation between the underlyings, the greater the probability that at least one of the underlyings will experience a large decrease over the term of the notes and that the closing value of any underlying will be less than its autocall barrier value on any scheduled trading day during the observation period or on the final valuation date. The underlyings have historically experienced significant volatility, and the underlyings represent markets that differ in significant ways and therefore may not be correlated. As a result, there is a significant risk that the closing value of at least one underlying will be less than its autocall barrier value on any scheduled trading day during the observation period or on the final valuation date. The terms of the notes are set, in part, based on expectations about the volatility of, and correlation between, the underlyings as of the pricing date. If expectations about the volatility of, and correlation between, the underlyings change over the term of the notes, the value of the notes may be adversely affected, and if the actual volatility of the underlyings proves to be greater than initially expected, the notes may prove to be riskier than initially expected.

PS-5

Citigroup Global Markets Holdings Inc.

▪	The notes are subject to heightened risk because they have multiple underlyings. The notes are more risky than similar investments that may be available with only one underlying. With multiple underlyings, there is a greater chance that any one underlying will perform poorly, adversely affecting your return on the notes.

▪	The notes are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. You are subject to risks associated with each of the underlyings. If any one underlying performs poorly, you will be negatively affected, regardless of the performance of any other underlying. The notes are not linked to a basket composed of the underlyings, where the blended performance of the underlyings would be better than the performance of the worst performing underlying alone. Instead, you are subject to the full risks of whichever of the underlyings is the worst performing underlying.

▪	You will not benefit in any way from the performance of any better performing underlying. The return on the notes depends solely on the performance of the worst performing underlying, and you will not benefit in any way from the performance of any better performing underlying.

▪	You will be subject to risks relating to the relationship between the underlyings. It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that their closing values tend to increase or decrease at similar times and by similar magnitudes. By investing in the notes, you assume the risk that the underlyings will not exhibit this relationship. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the notes. All that is necessary for the notes to perform poorly is for one of the underlyings to perform poorly; the performance of the underlying that is not the worst performing underlying is not relevant to your return on the notes at maturity. It is impossible to predict what the relationship between the underlyings will be over the term of the notes. The underlyings differ in significant ways and, therefore, may not be correlated with each other.

▪	You will not receive dividends or have any other rights with respect to the underlyings. You will not receive any dividends with respect to the underlyings. This lost dividend yield may be significant over the term of the notes. The payment scenarios described in this pricing supplement do not show any effect of such lost dividend yield over the term of the notes. In addition, you will not have voting rights or any other rights with respect to the underlyings or the stocks included in the underlyings.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	Sale of the notes prior to maturity may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the closing value of the underlyings, the dividend yield on the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

PS-6

Citigroup Global Markets Holdings Inc.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the closing values of the underlyings, the volatility of, and correlation between, the closing values of the underlyings, dividend yields on the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Notes—Risk Factors Relating to All Notes—The value of your notes prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing values of the underlyings may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪	The Russell 2000® Index is subject to risks associated with small capitalization stocks. The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪	Our offering of the notes is not a recommendation of any underlying. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlyings is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlyings or in instruments related to the underlyings, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates may affect the closing values of the underlyings in a way that negatively affects the value of and your return on the notes.

▪	The closing value of an underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the notes through CGMI or other of our affiliates, who may take positions in the underlyings or in financial instruments related to the underlyings and may adjust such positions during the term of the notes. Our affiliates also take positions in the underlyings or in financial instruments related to the underlyings on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing values of the underlyings in a way that negatively affects the value of and your return on the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could

PS-7

Citigroup Global Markets Holdings Inc.

involve or affect the underlyings in a way that negatively affects the value of and your return on the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur during the term of the notes, such as market disruption events and other events with respect to the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the notes. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes. See “Risk Factors Relating to the Notes—Risk Factors Relating to All Notes—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes” in the accompanying product supplement.

▪	Adjustments to each underlying may affect the value of your notes. The publisher of each underlying may add, delete or substitute the stocks that constitute the underlyings or make other methodological changes that could affect the value of the underlyings. The publisher of each underlying may discontinue or suspend calculation or publication of the underlyings at any time without regard to your interests as holders of the notes.

PS-8

Citigroup Global Markets Holdings Inc.

Information About the Nasdaq-100 Index®

The Nasdaq-100 Index® is a modified market capitalization-weighted index of stocks of the 100 largest non-financial companies listed on the Nasdaq Stock Market. All stocks included in the Nasdaq-100 Index® are traded on a major U.S. exchange. The Nasdaq-100 Index® was developed by the Nasdaq Stock Market, Inc. and is calculated, maintained and published by Nasdaq, Inc.

Please refer to the section “Equity Index Descriptions—The Nasdaq-100 Index®” in the accompanying underlying supplement for additional information.

We have derived all information regarding the Nasdaq-100 Index® from publicly available information and have not independently verified any information regarding the Nasdaq-100 Index®. This pricing supplement relates only to the notes and not to the Nasdaq-100 Index®. We make no representation as to the performance of the Nasdaq-100 Index® over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Nasdaq-100 Index® is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing value of the Nasdaq-100 Index® on June 18, 2024 was 19,908.86.

The graph below shows the closing value of the Nasdaq-100 Index® for each day such value was available from January 2, 2014 to June 18, 2024. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the historical closing values as an indication of future performance.

Nasdaq-100 Index® – Historical Closing Values January 2, 2014 to June 18, 2024

PS-9

Citigroup Global Markets Holdings Inc.

Information About the Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by FTSE Russell.

Please refer to the section “Equity Index Descriptions—The Russell Indices” in the accompanying underlying supplement for additional information.

We have derived all information regarding the Russell 2000® Index from publicly available information and have not independently verified any information regarding the Russell 2000® Index. This pricing supplement relates only to the notes and not to the Russell 2000® Index. We make no representation as to the performance of the Russell 2000® Index over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Russell 2000® Index is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing value of the Russell 2000® Index on June 18, 2024 was 2,025.230.

The graph below shows the closing value of the Russell 2000® Index for each day such value was available from January 2, 2014 to June 18, 2024. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the historical closing values as an indication of future performance.

Russell 2000® Index – Historical Closing Values January 2, 2014 to June 18, 2024

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Citigroup Global Markets Holdings Inc.

Information About the S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices” in the accompanying underlying supplement for additional information.

We have derived all information regarding the S&P 500® Index from publicly available information and have not independently verified any information regarding the S&P 500® Index. This pricing supplement relates only to the notes and not to the S&P 500® Index. We make no representation as to the performance of the S&P 500® Index over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the S&P 500® Index is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing value of the S&P 500® Index on June 18, 2024 was 5,487.03.

The graph below shows the closing value of the S&P 500® Index for each day such value was available from January 2, 2014 to June 18, 2024. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the historical closing values as an indication of future performance.

S&P 500® Index – Historical Closing Values January 2, 2014 to June 18, 2024

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Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, the notes should be treated as “short-term debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Short-Term Notes,” and the remaining discussion is based on this treatment.

Under the rules applicable to short-term debt instruments, if you are a cash-method U.S. Holder, you generally should not be required to recognize income with respect to the notes until maturity or an earlier disposition. If you are an accrual-method U.S. Holder (or a cash-method U.S. Holder who elects to accrue income currently on short-term debt instruments), you are required to accrue original issue discount into income over the term of the notes; however, because the amount of the payment at maturity is contingent, the amount required to be included in income is uncertain.

Upon the sale, exchange or retirement of the notes (including retirement at maturity), you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased, if you accrue income on the notes currently, by any previously accrued but unpaid discount. Any loss recognized should be treated as short-term capital loss and any gain recognized at maturity should be treated as ordinary income. If you dispose of a note prior to maturity at a gain, you should consult your tax adviser regarding the determination of the amount of such gain that is treated as ordinary income and the amount that is treated as short-term capital gain.

You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Short-Term Notes” in the accompanying product supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”) or indices that include Underlying Securities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any Underlying Security and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the notes under Section 871(m) will be made as of the pricing date for the notes, and it is possible that the notes will be subject to withholding under Section 871(m) based on the circumstances as of that date.

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-12

Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $5.00 for each note sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a fixed selling concession of $5.00 for each note they sell. For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the notes are automatically redeemed prior to maturity.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the notes will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

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